Exhibit 10.32

Loan No. E577S01B

UNCOMMITTED REVOLVING CREDIT SUPPLEMENT

AND

PROMISSORY NOTE

THIS UNCOMMITTED REVOLVING CREDIT SUPPLEMENT AND PROMISSORY NOTE (the “Supplement”) to the Master Loan Agreement dated February 28, 2003, (the “MLA”) is entered into as of September 19, 2003 between FCSTONE FINANCIAL, INC., West Des Moines, Iowa (the “Company”) and COBANK, ACB (“CoBank”), and amends and restates the Supplement dated July 10, 2003 and numbered E577SOlA.

SECTION 1. The Uncommitted Revolving Credit Facility. On the terms and subject to the conditions set forth in the MLA and this Supplement, CoBank hereby establishes a revocable, revolving credit facility in favor of the Company (the “Facility”) pursuant to which CoBank may, but shall not be obligated to, make loans to the Company from time to time during the term set forth below. CoBank shall have the right in its sole discretion and at any time to terminate the Facility or to refuse to make any loan requested by the Company, all without furnishing prior notice or incurring any liability to the Company. In addition, upon paying all amounts owing hereunder (including, without limitation, all accrued interest and, if applicable, any surcharges contemplated by Section 13 of the MLA), the Company shall have the right to terminate the Facility at any time in its sole discretion and without furnishing prior notice or incurring any liability to CoBank.

SECTION 2. Purpose. The purpose of the Facility is to finance the Company’s purchases of grain from certain grain merchants (“Sellers”) who have agreed to sell grain to (and to later repurchase the grain from) the Company pursuant to the terms of a Master Commodities Sale/Repurchase Agreement, a form of which is attached hereto as Exhibit A and incorporated herein (the “Sale/Repurchase Agreement”). As used herein, “grain” means any agricultural commodity traded on a national exchange and milo.

SECTION 3. Bid Borrowing.

(A) At such time and from time to time as the Company agrees to purchase grain from a Seller, CoBank agrees that the Company may request CoBank to submit an offer to make a loan to enable the Company to effect the purchase, provided, however, that CoBank may, but shall have no obligation to, submit such offer, and the Company may, but shall have no obligation to, accept any such offer. A request that CoBank submit an offer to make a loan hereunder shall be referred to herein as a “bid request”, and an offer to make a loan that specifies the loan amount, interest rate and maturity shall be referred to herein as the “bid”. Each bid request shall be made only in conjunction with a specific grain purchase from a Seller. Each bid request, whether made orally or in writing, shall be accompanied by a completed copy (which may be a facsimile copy) of a “Confirmation of Trade Under the Master Sales/Repurchase Agreement” as described in, and the form of which is attached as Exhibit “A” to, the Sale/Repurchase Agreement (the “Confirmation”). CoBank may, in response to a bid request, in its discretion, irrevocably submit to the Company a bid containing an offer to make the loan. Each bid must be submitted to the Company, whether orally or in writing, by 10:00 a.m. (Denver, Colorado time) on the day following the bid request Each bid shall (i) specify the amount of the loan for which such bid is being made, which shall not exceed 90% of the Sale Price set forth in the Confirmation; (ii) the rate of interest per annum offered for the loan, and (iii) the maturity date of the loan, which date shall be the same as the Repurchase Date as set forth in the Confirmation. Not Later than 11:00 a.m. (Denver, Colorado time) on the day the Company receives CoBank’s bid, the Company shall either reject the bid or accept the bid by giving notice to CoBank by telephone in either case, confirmed by facsimile. Failure to properly notify CoBank of an acceptance of the bid shall be deemed a rejection. Any loan made as result of the Company’s acceptance of CoBank’s bid shall be subject to the terms of the MLA, this Supplement and all other loan documents entered into by the Company in connection with the MLA (collectively, “Loan Documents”).

(B) Notwithstanding the Company’s acceptance of any bid, CoBank shall have no obligation to make the loan described in the bid unless and until CoBank receives possession of the warehouse receipt issued by the warehouse that is storing the grain being purchased by the Company. Such warehouse receipt must be in proper form, properly describing the grain and the grade and quantity thereof, and be properly endorsed over to CoBank (or CoBank must have the power and authority to endorse the warehouse receipt on behalf of the Company if endorsed to the Company). CoBank shall hold such warehouse receipts as custodian and secured party pursuant to a Custodial Agreement between CoBank and the Company, the form of which is attached hereto as Exhibit B and incorporated herein (the “Custodial Agreement”). The warehouse receipts shall remain in the name of the Company, but the Company hereby appoints CoBank as its attorney-in-fact to endorse the warehouse receipts to CoBank (or any third party) upon the occurrence of an Event of Default (as defined in the MLA). Such power shall be deemed to be coupled with an interest and shall be irrevocable during the term hereof and for so long as any balance under this Supplement is unpaid. The Company agrees that any purchaser, grantee or transferee of a warehouse receipt from CoBank shall be entitled to rely on CoBank’s endorsement thereon as attorney-in-fact for the Company without inquiry as to the existence of CoBank’s authority or the existence of an Event of Default.

If the Company is not in default, CoBank shall surrender warehouse receipts as provided in the Custodial Agreement between the parties as needed for the Company to perform its obligations to sell under its Sale & Repurchase Agreement. CoBank acknowledges that it takes custody of, and rights in, the warehouse receipts subject to the terms of the underlying Sale/Repurchase Agreement and CoBank agrees, for the benefit of the Company and the Company’s customer, that it will, in the event of the Company’s default, exercise CoBank’s rights and remedies as a secured creditor under the Loan Documents, and honor the terms of the underlying Sale/Repurchase Agreement by surrendering the warehouse receipt under the terms thereof upon receipt of payment in accordance with the terms of the Sale/Repurchase Agreement.

SECTION 4. Term. Subject to each party’s right to terminate the Facility at any time, the term of the Facility shall be from the date hereof, up to but not including March 1, 2004. Termination of the Facility shall not affect the maturity date or any other terms of any loan made pursuant to the Facility.

SECTION 5. Interest. The unpaid principal balance of each loan shall bear interest at a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance as part of its Bid. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and be payable monthly in arrears by the 20th day of the following month.

SECTION 6. Promissory Note. The Company promises to repay each loan made under the Facility in full on the Repayment Date set forth in the Confirmation issued in connection with the grain purchase giving rise to the specific loan to the Company (or, if no Repurchase Date is set forth, then on the date that the Seller is required to repurchase the grain, the purchase of which was financed by the specific loan). The Company promises to repay each such loan regardless of whether the Seller actually repurchases the grain. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof. This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 7. Additional Warranties and Representations. With respect to any grain purchases financed by a loan made pursuant to this Supplement, the Company warrants and represents that: (i) the Seller has entered into a Sale/Repurchase Agreement with the Company (the Seller is described as “Merchant” in the Sale/Repurchase Agreement); (ii) the Sale/Repurchase Agreement is valid and enforceable; (iii) the Seller has complied with all requirements imposed on the Seller by the terms of the Sale/Repurchase Agreement, including fully hedging the subject grain and fully insuring the subject grain against casualty loss; (iv) the Company has complied with all requirements imposed on the Company by the terms of the Sale/Repurchase Agreement; (v) no changes to the Sale/Repurchase Agreement have been made unless approved in writing by CoBank; (vi) the Company has no knowledge that any of the Seller’s warranties and representations in the Sale/Repurchase Agreement (including those in Article 6) are or may not be true in all material respects; (vii) there is and has been no default under the Sale/Repurchase Agreement, and (viii) the Sale/Repurchase Agreement does not conflict with, or require the consent of any party to, any other agreement to which the Company is a party or by which it or its property may be bound or affected, and does not conflict with any provision of the Company’s bylaws, articles of incorporation, or other organizational documents.

SECTION 8. Notice. The Company will promptly notify CoBank of any default, casualty or material adverse development that could reasonably affect a Seller’s ability or willingness to repurchase grain as contemplated by any Confirmation.

SECTION 9. Security. In addition to the security set forth in the MLA, the Company’s obligations hereunder and, to the extent related hereto, the MLA, shall be secured by a first lien (subject only to exceptions approved in writing by CoBank) pursuant to all personal property security agreements executed by the Company in favor of CoBank, whether now existing or hereafter entered into. CoBank’s obligation to extend credit hereunder shall be conditioned upon the receipt by CoBank, in form and content acceptable to CoBank, of such evidence that CoBank may require that it has a duly perfected first lien on all security for the guarantor’s obligations.

IN WITNESS WHEREOF, the parties have caused this Supplement to the MLA to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		FCSTONE FINANCIAL, INC.

By:	/s/ Teresa L. Fountain	By:	/s/ Paul G. Anderson
Title:	Assistant Corporate Secretary	Title:	President

Exhibit A

MASTER COMMODITIES

SALE/REPURCHASE AGREEMENT

Master Sale/Repurchase Agreement (“Master Agreement”) entered into as of                                  200    ., between ______________________________, a ___________________________________________ (“Merchant”) and FCStone Financial, Inc., an Iowa corporation (“FCStone Financial”) FCStone Financial and Merchant are sometimes referred to individually as a “Party” or collectively as “Parties.”

ARTICLE 1 SCOPE, DEFINITIONS AND CONTRACTING PROCEDURE.

1.1 Scope. This Agreement governs each transaction between the Parties for the simultaneous sale and repurchase of Eligible Commodities; which is identified by the parties as such under the procedures provided hereby.

1.2 Definitions. All defined terms shall have the meanings set forth in Exhibit “A” hereto and in the Confirmation for a specific Sale/Repurchase Transaction.

1.3 Single Agreement. The Parties may agree from time to time to enter into one or more Sale/Repurchase Transactions, each of which shall be governed by this Master Agreement and the Confirmation exchanged between the Parties with respect to such Sale/Repurchase Transaction. If the terms of a specific Confirmation differ from this Master Agreement, the terms of such Confirmation shall control. All Sale/Repurchase Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the Parties and, in the absence of the same forming such a single agreement, the Parties would not otherwise enter into any Sale/Repurchase Transactions.

1.4 Limited Undertaking. Neither Party commits, by entering into this Master Agreement, to enter into any individual Sale/Repurchase Transaction with the other Party.

1.5 Oral Agreements and Confirmation. A Sale/Repurchase Transaction specifying at least the Parties, the Commodity, the Sale Price, Sale Date, Repurchase Date, Index, Rate Margin, and the Related Futures Contract and Exchange shall be binding and enforceable as of the time of oral agreement. FCStone Financial shall memorialize the terms of each Sale/Repurchase Transaction entered into orally by sending a Confirmation to Merchant, containing all, or substantially all, of the information set forth in Exhibit “B” hereto and such other terms as the Parties may have agreed, by the close of the second (2nd) Business Day after the Business Day on which such oral agreement was reached. If Merchant does not receive a Confirmation by the close of the third (3rd) Business Day after the Business Day on which such oral agreement was reached, Merchant shall notify FCStone Financial by telephone. Merchant shall confirm the Sale/Repurchase Transaction and signify its acceptance of the terms of FCStone Financial’s Confirmation by signing the Confirmation sent by FCStone Financial and sending it back to FCStone Financial by facsimile transmission, or by sending an Acceptance to FCStone Financial by facsimile transmission accepting the terms of FCStone Financial’s Confirmation, by the close of the next Business Day following Merchant’s receipt of FCStone Financial’s Confirmation. Absent obvious error, a Confirmation shall be deemed conclusive if not accepted or modified in accordance with this Section 1.5 within three (3) Business Days following receipt. Executed facsimile copies of a Confirmation, or a Party’s Confirmation together with an Acceptance received from the other Party shall constitute an original signed document for all purposes under this Master Agreement and under law. The Parties acknowledge and understand that a Sale/Repurchase Transaction may begin before the delivery of the Confirmation or completion of the confirmation process for such Sale/Repurchase Transaction, and that such Confirmation and process are to memorialize in writing the terms binding between the Parties as of the time orally agreed.

1.6 Disagreements. If Merchant does not agree with FCStone Financial’s Confirmation, Merchant shall within one (I) Business Day after receipt of the Confirmation notify FCStone Financial of the specific terms or provisions that it considers to be in error. A tape recording of the oral agreement May be relied upon to resolve any differences, provided that a true and complete copy of the tape recording is promptly made available to the other Party upon request. The Parties will cooperate in good faith to correct any error or to reach mutual agreement as to the terms of the Sale/Repurchase Transaction in a timely manner, and corrected Confirmations shall be sent and/or confirmed in accordance with Section 1.5.

1.7 Oral Agreements Enforceable. The Parties agree not to contest, or enter any defense concerning the validity or enforceability of any Sale/Repurchase Transaction on the grounds that the documentation for such transaction fails to comply with the requirements of the Statute of Frauds or any other statute that agreements be written or signed.

1.8 Eligibility. Merchant represents and warrants that it will undertake Sale/Repurchase Transactions under this Agreement only as to Eligible Commodities as defined in Exhibit A.

ARTICLE 2 SALE/REPURCHASE TRANSACTION.

To the extent FCStone Financial and Merchant shall enter into one or more Sale/Repurchase Transactions in Eligible Commodities as herein provided, such Sale/Repurchase Transactions shall be conducted as follows:

2.1 Sale. Merchant shall sell to FCStone Financial, and FCStone Financial shall purchase from Merchant the Quantity of the specific grade of the Commodity identified in a Confirmation for the Sale Price per bushel set forth in such Confirmation, on the Sale Date specified in such Confirmation (the “Subject Commodities”).

2.2 Warehouse Receipt. Merchant shall issue one or more negotiable warehouse receipts and shall endorse and negotiate such warehouse receipts to the order of FCStone Financial to reflect FCStone Financial’s purchase. Such warehouse receipts shall be issued in due form without any stated limitation or restriction, and shall be delivered to FCStone Financial, or to its designated Custodian. Merchant shall also deliver documentation, in form attached hereto as Exhibit D, of the consent to sale to FCStone Financial of the Subject Commodities, duly executed by or on behalf of each person or entity holding any lien or claim to a lien on Merchant’s inventory of commodities or any other rights in the Subject Commodities. All such warehouse receipts and consents to sale shall be from such parties, shall be executed in such a manner and shall be accompanied by such other supporting documentation as FCStone Financial or its counsel shall reasonably require.

2.3 Sale Payment. FCStone Financial shall issue payment in fall for the Sale Proceeds by wire transfer to the account of Merchant on the next Business Day after the warehouse receipt and any required consents and documents are delivered to FCStone Financial or its Custodian.

2.4 Storage. The Subject Commodities shall remain in storage with Merchant unless and until there is an occurrence of an Event of Default by the Merchant as defined in Section 7.1 of this Agreement, at which time FCStone Financial may, but is not required, to take possession of and/or dispose of the Subject Commodities pursuant to Section 7.2 of this Agreement. Merchant shall maintain the Subject Commodities in good condition and shall store them for FCStone Financial’s account. To the extent this Agreement is deemed a secured transaction pursuant to Section 2.15 of this Agreement, Merchant will be deemed as bailee of the Subject Commodities to be holding them for FCStone Financial’s benefit.

2.5 Storage Fee. Merchant shall waive all storage, elevation, handling and other fees with respect to storage of the Subject Commodities sold to FCStone Financial, regardless of whether such fees would otherwise have accrued after the Sale/Repurchase Transaction in question.

2.6 Title. FCStone Financial shall be the owner of the Subject Commodities from the time of its payment to Merchant of the Sale Proceeds until receipt by FCStone Financial of payment of the Repurchase Proceeds in full. Merchant shall be deemed, during such time, to be the bailor of the commodities as a warehouseman. FCStone Financial’s rights of title shall include, but not be limited to the right to transfer the warehouse receipts and the subject commodities to any lender as collateral for loans to FCStone Financial.

2.7 Insurance. Simultaneously with delivery of the documents described in Section 2.1 of this Agreement, Merchant will provide a certificate of insurance to FCStone Financial providing coverage against casualty loss to Merchant, FCStone Financial and FCStone Financial’s designated lender as their interests may appear.

2.8 Hedges. The Subject Commodities shall at all times be fully hedged by Merchant by ownership of Related Futures Contracts specified in a Confirmation which shall be held in a futures account maintained in Merchant1s name at FCStone, LLC (the “Futures Account”). Merchant shall be solely responsible for depositing and maintaining all required margins in the Futures Account. The Futures Account, and all cash proceeds and futures contract therein, shall be pledged to FCStone Financial, and a security interest is hereby granted to FCStone Financial in the Related Futures Contracts, the Futures Account, and all proceeds and replacements thereof, to secure the full performance by Merchant of all obligations of Merchant to FCStone Financial under any and all Transactions hereunder pursuant to a Security Agreement, Assignment of Account and Account Control Agreement in the form attached hereto as Exhibit C.

2.9 Basis Margin. If the Basis with respect to any Subject Commodities shall depreciate in value at any time after the initiation of a Sale/Repurchase Transaction hereunder, FCStone Financial shall have the right to issue a call for Merchant to deposit funds to the Futures Account in the amount of the change in Basis (the “Basis Margin”). Merchant shall honor such call within two business days of receipt by depositing the Basis Margin to the Futures Account in such amount, which shall be above and beyond all margins required by FCStone, LLC for the futures positions. Merchant shall have the right to withdraw the Basis Margin, with FCStone Financial’s consent, as, when, and with any appreciation in value of the Basis, and shall also have the right to withdraw the. Basis Margin upon settlement in full of the Repurchase.

2.10 Repurchase. Merchant shall repurchase and FCStone shall sell the Subject Commodities, which are the subject of a Sale/Repurchase Transaction, on the Repurchase Date stated in each Confirmation. The Repurchase Price shall be the Sale Price per bushel set forth in the Confirmation plus the sum of the Daily Markup Amounts for each day between the Sale Date and Repurchase Date. The Daily Markup Amount shall be computed each day according to the following formula:

Daily Markup	=	Sale Price	x	(Index Rate + Rate Margin)
Amount				360

The Index Rate and the Rate Margin shall be converted to decimal fractions for the purpose of the above formula. The Index shall be specified in the Confirmation, and the Index Rate shall be equal to the Index and shall be fixed on the first business day of each month to be applicable until the first business day of the next month.

2.11 Repurchase Payment. Merchant shall pay the Repurchase Proceeds in monthly installments due on the first business day of each month after the Sale Date plus a final payment on the Repurchase Date. Each monthly installment payment will be equal to the sum of the Daily Markup Amounts for the preceding month. The final payment shall be equal to the total Repurchase Proceeds less monthly installments paid. All payments shall be made in good, collected funds available to FCStone Financial on or before 12:00 p.m., Iowa time on the payment date. Merchant shall make such payment without notice or demand.

2.12 Acceleration of Repurchase. Merchant shall have the right to accelerate its repurchase by giving not less than five days’ notice of intent to complete an early repurchase. In such event, the Repurchase Price shall be computed to the actual date of payment, which will then be deemed to be the Repurchase Date.

2.13 Surrender of Warehouse and Title. Upon receipt of payment in full of the Repurchase Proceeds for a Sale/Repurchase Transaction, FCStone Financial shall deliver, or cause its Custodian to deliver, all warehouse receipts for the Subject Commodities of that Sale/Repurchase Transaction endorsed to Merchant, and title to the Subject Commodities shall vest in Merchant. FCStone Financial shall warrant title as to any person claiming by or through FCStone Financial, but all other warranties of title or of an endorser shall be deemed waived and excluded.

2.14 Late Payment. If the Repurchase Proceeds are not paid in fuel on the Repurchase Date, the Repurchase Price will be increased each day not paid by 110% of the Daily Markup Amount for each day until payment. Any such adjustment to the Repurchase Price shall be in addition to, and not in lieu of, any other remedies available to FCStone Financial under this Agreement for the Merchant’s failure to pay the Repurchase Price on or before the Repurchase Date.

2.15 Intent. It is the intent of the Parties to enter into an immediate sale transaction for the Subject Commodities with a simultaneous contract for repurchase for actual future delivery, and further is the intent of the Parties that the Sale/Repurchase Transaction be deemed two cash commodity transactions with delivery and title being effectuated by issuance and transfer of warehouse receipts. The Parties hereto intend that the conveyance of Subject Commodities by Merchant to FCStone Financial shall be treated as an absolute sale for all purposes including, without limitation, GAAP. If, despite such intention, determination is made by a court of competent jurisdiction that any such transactions shall not be treated as sale, then this Master Sale Repurchase Agreement and confirmations hereunder shall be interpreted to constitute a security agreement and the transactions effected hereby shall be deemed to constitute a secured loan by FCStone Financial to the Merchant under applicable law. For such purpose, the Merchant grants to FCStone Financial a continuing security interest in the Subject Commodities and all warehouse receipts delivered to FCStone Financial, and any proceeds thereof, to secure the full performance by Merchant of all obligations of Merchant to FCStone Financial hereunder.

ARTICLE 3 COMMODITY TRANSACTION TERMS.

Each Sale/Repurchase Transaction shall be made on the following terms, with FCStone Financial being the “Buyer” and Merchant being the “Seller” for the Sale portion of the transaction and FCStone Financial being the “Seller” and Merchant being the “Buyer” for the Repurchase portion of the transaction.

3.1 Grade and Quality Specifications. All Subject Commodities shall be of the grade and quality specified in the subject Confirmation. Merchant shall be solely responsible for the grade and quality of the Subject Commodities

3.2 Merchantable Quality. Merchant shall be solely responsible to assure that all Subject Commodities sold by Merchant are of merchantable quality, unadulterated and unrestricted from movement and sale under all applicable federal and state laws and regulations.

3.3 Liens. Seller shall sell the Subject Commodities free and clear of all liens and security interests (provided that FCStone’s warranties of title in connection with the Repurchase portion of the transaction are as limited in Section 2.13 of this Agreement).

3.4 NGFA Trade Rules to Apply. Except as otherwise expressly provided herein, each Sale/Repurchase Transaction shall be subject to the National Grain and Feed Association’s Trade Rules applicable on the date this purchase contract is signed. (NGFA Trade Rules and Arbitration Rules are available upon request).

3.5 Arbitration. The parties to this contract agree that, except as provided below upon the occurrence of an Event of Default, the sole remedy for resolution of any and all disagreements or disputes arising under any Sale/Repurchase Transaction shall be through arbitration proceedings before the National Grain and Feed Association (NGFA) under NGFA Arbitration rules. The decision and award determined through such arbitration shall be final and binding upon the Parties Judgment upon the arbitration award may be entered and enforced in any Court having jurisdiction thereof. Upon the occurrence of an Event of Default, FCStone shall have the right lo proceed with an action in a court of competent jurisdiction, and upon the filing of any such proceeding the foregoing agreement to arbitrate shall be of no force and effect.

ARTICLE 4 TERM.

4.1 Term. This Master Agreement shall become effective as of the date first set forth above, and shall continue thereafter unless and until terminated as provided herein.

4.2 Notice of Termination. Either Party shall have the right to terminate this Master Agreement upon written notice to the other Party; provided, however, that the term for each Sale/Repurchase Transaction shall be governed by the terms thereof and, except as provided in Article 7, no termination of this Master Agreement under this clause shall be effective until the completion and satisfaction of all Sale/Repurchase Transactions entered into under this Master Agreement.

ARTICLE 5 MUTUAL REPRESENTATIONS AND WARRANTIES.

5.1 Mutual Representations and Warranties. Each Party represents and warrants to the other party, as of the date of this Master Agreement, of the trade date for each Sale/Repurchase Transaction hereunder, and of the Confirmation therefore, that:

(a) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(b) It has the power to execute this Master Agreement and any Confirmation or other document relating hereto to which it is a party, to deliver this Master Agreement and any Confirmation or other document relating hereto that it is required hereby to deliver, to perform its obligations under this Master Agreement and any obligations it has under any Confirmation or other document relating hereto to which it is a party, and has taken all necessary action to authorize such execution, delivery and performance;

(c) Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d) Its obligations under this Master Agreement and any Confirmation or other document relating hereto which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law);

(e) There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Master Agreement or any Confirmation or other document relating hereto to which it is a party or its ability to perform its obligations under the same;

(f) It has entered into this Master Agreement and each Sale/Repurchase Transaction and Confirmation thereof as a principal (and not as an advisor, agent, broker or in any other capacity, fiduciary or otherwise);

(g) It has entered into this Master Agreement and each Sale/Repurchase Transaction and Confirmation with a full understanding of the material terms and risks of the same, is capable of assuming those risks, and has made its decisions based upon its own judgment and any advice from such advisors as it has deemed necessary and not in reliance upon any representations of the other Party other than those expressly set forth in this Master Agreement, any Confirmation or any written guarantee of the obligations of such other Party; and

(h) All information furnished in writing by or on behalf of it to the other Party was, at the date of its preparation, true, accurate and complete in every material aspect.

ARTICLE 6 FINANCIAL RESPONSIBILITY AND INFORMATION.

6.1 Merchant Assurances. Merchant represents and warrants to FCStone Financial as of the date of this Master Agreement and as of the trade date for each Sale/Repurchase Transaction hereunder and the Confirmation therefore, that:

(a) No Event of Default with respect to Merchant or any Guarantor, or event which with notice and/or lapse of time would constitute an Event of Default, has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Master Agreement or any Confirmation or other document relating hereto to which it is a party;

(b) It is duly licensed under state or federal law as a grain warehouseman and has complied with all applicable licensure, bonding insurance and regulatory requirements applicable thereto;

(c) All warehouse receipts issued by Merchant shall be valid, genuine, in compliance with all applicable laws and regulations, and reflect actual commodities of the grade, quality and quantity described, owned by Merchant and its storage in its facilities;

(d) Merchants’ grain positions and receipts issued are in balance and its most recent examination has shown no grain shortage which exceeds two percent (2%) of the total local F.O.B. value of its grain and oilseeds held or two percent (2%) of Merchant’s net worth;

(e) Merchant has not, to the best of its knowledge, failed to comply with any requirement of any regulatory agency, is not under investigation by any regulatory agency, and is not operating under any administrative or judicial order.

(f) Merchant is conducting its business in the ordinary course.

(g) Merchant has a net worth of not less than ninety per cent (90%) of the net worth shown in its last financial statement provided to FCStone Financial as of the date of this Agreement

(h) The Subject Commodities are of the quality and grade stated in any Confirmation, and shall be maintained in good merchantable condition and in compliance with the terms hereof, where the Subject Commodities are in storage.

(i) Merchant’s disclosure to FCStone Financial of current cash pricing information for Commodities will at all times be accurate and the Sale Price for each Transaction will not exceed 90% of the then current posted price for the subject commodities F.O.B. at Merchant’s location.

(j) Merchant has disclosed to FCStone Financial the identity of each and every person which has a lien on, or any other interest in, the inventory of Subject Commodities.

6.2 Financial Information. Merchant shall deliver as of and with the execution of this Master Agreement and within 120 days following the end of each fiscal year a copy of its annual report and the annual report of its Guarantor, if any, containing in each case audited consolidated financial statements for such fiscal year certified by independent certified public accountants without qualification. If requested by FCStone Financial, Merchant shall deliver within 90 days after the end of each of its (and its Guarantor’s) first three fiscal quarters of each fiscal year, a copy of its quarterly report and the quarterly report of its Guarantor, if any, containing unaudited consolidated financial statements for such fiscal quarter. In all cases the statements shall be for the most recent accounting period and prepared in accordance with GAAP or such other principles then in effect; provided that, should any such statements not be available timely due to a delay in preparation or certification, such delay shall not be considered a default so long as such Party diligently pursues the preparation, certification and delivery of the same. Merchant shall notify FCStone Financial of any security interest in Merchant’s inventory which arises after the date of this Master Agreement within two (2) business days after such security interest arises. Merchant hereby authorizes FCStone Financial to disclose any of Merchant’s financial information to any of FCStone Financial’s lenders.

ARTICLE 7 DEFAULT AND INDEMNIFICATION.

7.1 Merchant - Default. Upon the occurrence of an Event of Default, as defined in Exhibit A by or attributable to Merchant or its Guarantor, if any, prior to any Repurchase Date, or at any time thereafter FCStone Financial may, at its option, do one or more of the following as to each confirmed Sale/Repurchase Transaction:

(a) Give Merchant not less than five (5) Business Day’s notice of acceleration of the Repurchase Date, in which event Merchant shall repurchase all Subject Commodities on the date stated in such notice at the Repurchase Price determined as provided herein to such Repurchase Date.

(b) Declare the repurchase portion of the Sale/Repurchase Transaction to be null and void and proceed in accordance with Section 7.2;

(c) Declare Merchant to be in default, and proceed to enforce all of the rights and remedies of a secured creditor under the Uniform Commercial Code, to the full extent any such rights may be applicable;

(d) Transfer the Related Futures Contracts and any cash balance in the Futures Account to FCStone Financial’s own name, and dispose of, liquidate, replace or exchange such Related Futures Contracts as it may deem to be appropriate;

(e) Bring an action at law seeking money judgment against the Merchant and any Guarantor for all amounts owing to FCStone financial under this Agreement; and

(f) exercise any other rights and remedies available to it by law or agreement.

7.2 FCStone Financial Rights. If Merchant fails to complete a repurchase on the Repurchase Date or to complete any accelerated repurchase under Section 7.1(a), or if FCStone Financial declares the repurchase portion of a Sale/Repurchase Transaction to be void under Section 7.1(b), then:

(a) FCStone Financial shall have the right to proceed to dispose of the Subject Commodities by such means and to such buyer or buyers as FCStone Financial shall deem appropriate. Merchant shall cooperate in such disposition by loading out the commodities without charge, if FCStone Financial shall so direct, and shall also continue to store the Subject Commodities without fee or charges for such period of time as may be necessary for FCStone Financial to effect their disposition. No notice of any such sales shall be required to Merchant.

(b) FCStone Financial shall either exchange the Related Futures Contracts with its buyer or buyers at the time of the disposition Of the Subject Commodities or shall liquidate such positions and apply the proceeds as provided in Section 7.2(c).

(c) If the amount-realized by FCStone Financial upon disposition of the Subject Commodities and the Related Futures Contracts and the proceeds of the Futures Account, including any Basis Margin, shall be less than the bushel quantity times the Repurchase Price adjusted by the Daily Markup Amount to the date of actual receipt by FCStone Financial of payment, the difference shall be deemed a “Deficiency.” Merchant shall pay FCStone Financial the full amount of any Deficiency upon demand together with interest thereon from the date of determination of such amount until paid at the Deficiency Rate as defined in Exhibit A. FCStone Financial shall have no obligation to account to Merchant for, or to pay Merchant, any surplus proceeds arising from such disposition.

7.3 FCStone Financial Default and Merchant Remedy. Merchant’s sole rights against FCStone Financial shah be timely payment of the Purchase Price and timely surrender of warehouse receipts upon completion of payment of the Repurchase Proceeds. If FCStone Financial shall fail to perform, Merchant shall have all the rights and remedies of an unpaid Seller of grain in the case of nonpayment and all the rights and remedies of a buyer which does not receive a warehouse receipt

7.4 Indemnification. Each Party agrees to indemnify, defend and hold harmless the other Party, and any of said other Party’s affiliates, directors, officers, employees, agents and permitted assigns, from and against all claims, losses, liabilities, damages, judgments, awards, fines, penalties, costs and expenses (including reasonable attorneys’ fees and disbursements) directly incurred in connection with or directly arising out of:

(a) any breach of representation or warranty or failure to perform any covenant or agreement in this Master Agreement or in a Confirmation of an Sale/Repurchase Transaction by said Party; and

(b) any violation of applicable law, regulation or order by said Party.

Merchant’s obligation to indemnify FCStone Financial shall include, but not be limited to, an indemnification from any loss or damage arising from any shortage or failure of quality or condition of the Subject Commodities.

7.5 Duty to Mitigate. Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of an Event of Default involving the other Party.

7.6 Limitations of Liability. NOTWITHSTANDING THE FOREGOING, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER THIS MASTER AGREEMENT OR ANY CONFIRMATION FOR ANY CLAIM FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS OR REVENUE OR THE LOSS OF USE OF EITHER, COSTS OF REPLACEMENT CAPITAL, EXCEPT AS EXPRESSLY PROVIDED IN OTHER SECTIONS OF THIS MASTER AGREEMENT.

ARTICLE 8 NOTICES AND PAYMENTS.

8.1 Methods. All invoices, statements, notices, and communications made pursuant to this Master Agreement shall be in writing and made as follows:

(a) All written communications to the other Party shall be sent by first class, registered, certified or express mail, return receipt requested, postage prepaid, or by comparable delivery service, or by hand, or by facsimile (with the original sent by first class mail) to the following individuals:

FCStone Financial:	FCStone Financial, Inc. 2829 Westown Parkway West Des Moines, Iowa 50266

Copies to:	Paul G. Anderson, President FCStone Financial, Inc. 2829 Westown Parkway, Suite 200 West Des Moines, Iowa 50266

Payment to:	FCStone Financial, Inc.
Wells Fargo Bank Iowa, N.A.
ABA#:
Account #:

Merchant:

ATTN:
PHONE:
FAX:

Payment to:	Bank:
ABA#:
Account #:

(b) Either Party may modify any information specified in this Section 8.1 by giving written notice to the other Party.

8.2 Receipt. All written communications made as provided in Section 8.1 shall be deemed given upon receipt by the Party to which addressed which, in the case of facsimile, shall be deemed to occur by the close of the Business Day on which the same is transmitted or such earlier time as is confirmed by the receiving Party. All payments due under this Master Agreement shall be deemed received upon their unconditional availability as good funds in the payment account of the receiving Party specified in Section 8.1.

ARTICLE 9 GENERAL PROVISIONS.

9.1 Entire Agreement and Counterparts. The terms of this Master Agreement and the Confirmation for any Sale/Repurchase Transaction entered into pursuant to this Master Agreement constitute the entire agreement between the parties with respect to the matters set forth in this Master Agreement and with respect to such Sale/Repurchase Transaction and supersede any and all negotiations, agreements, and expressions of intent, written or oral, prior hereto. This Agreement may be changed only by written agreement executed after the date hereof by the Parties or, in the case of an oral modification for a specific Sale/Repurchase Transaction, in accordance with Section 1.5. This Master Agreement, the Confirmation for any Sale/Repurchase Transaction, and any modification of the foregoing may be executed and delivered in counterparts, including by a facsimile transmission thereof; each of which shall be deemed an original.

9.2 No Waiver. No waiver by either Party of any one or more defaults by the other Party in the performance of any of the provisions of this Master Agreement or the Confirmation for an Sale/Repurchase Transaction shall operate or be construed as a waiver of any other default or defaults whether of a like kind or different nature,

9.3 Headings. The headings used for the articles and sections herein are for convenience only and shall not affect the meaning or interpretation of the provisions of this Master Agreement or any Sale/Repurchase Transaction or Confirmation hereunder.

9.4 Recording. Each Party acknowledges and agrees that the other may record telephone conversations and other discussions regarding any proposed or concluded Sale/Repurchase Transaction or any matter arising under a Confirmation for the same. Each Party agrees to obtain the consent of its employees and agents to such recording to the extent required by law. Neither Party shall have an obligation to make such a recording or to keep copies of such a recording; provided, however, that no Party may knowingly destroy, erase, or otherwise tamper with a recording once the possessing Party becomes aware of an actual dispute in which the recording may reasonably be anticipated to be evidence.

9.5 No Partnership. Nothing in this Master Agreement, any Confirmation or any Related Agreement shall be construed to create a partnership or joint venture between the Patties.

9.6 Effect of Regulatory or Judicial Actions. The invalidation of any provision of this Master Agreement by any applicable regulatory agency or court, or by statutory or regulatory change, shall not affect the validity at the remaining provisions hereof.

9.7 Governing Law, Jurisdiction and Costs. This Master Agreement and any Sale/Repurchase Transaction, including any Confirmation thereof, entered into pursuant to this Master Agreement shall be governed by, construed and enforced in accordance with the law of the State of Iowa without regard to principles of conflict of laws. Any judicial action arising out of, resulting from or in any way relating to this Master Agreement, the Confirmation for any Sale/Repurchase Transaction or any Related Agreement by any alleged breach or default under the same or the warranties and representations contained in the same shall be brought only in a state or federal court of competent jurisdiction located in the state of Iowa, county of Polk, and both Parties waive any right to trial by jury in such action. In the event such judicial proceedings are instituted by either Party, the prevailing Party shall be entitled to award of its costs and attorneys’ fees incurred in connection with such proceedings.

9.8 No Third Party Beneficiaries. This Master Agreement and any Confirmation pursuant hereto confer no rights whatsoever upon any person other than the Parties and shall not create, or be interpreted as creating, any standard of care, duty or liability to any person not a Party hereto.

9.9 Binding Effect. This Master Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns, except as expressly provided in this Master Agreement or the Confirmation for a specific Sale/Repurchase Transaction.

9.10 Assignment. This Master Agreement shall not be assigned by either Party for any purpose, except as collateral for loans, without the written consent of the other, and any such purported such assignment without such consent shall be void, except that this provision shall not limit either Party’s right to assign this Master Agreement, without relieving itself from liability hereunder and under any Confirmation for an Sale/Repurchase Transaction whether entered into before or after such assignment, along with substantially all the Party’s other assets and business to a successor entity that assumes all obligations hereunder and whose creditworthiness is not materially weaker (taking into consideration any credit support) than the creditworthiness of the assignor before such transfer and assumption.

ARTICLE 10 SIGNATURE CLAUSE.

Duly and fully authorized representatives of the Parties have signed and delivered this Master Agreement as of the date first set out above.

FCSTONE FINANCIAL, INC.

By:

Printed Name:

Title:

Merchant:

By:

Printed Name:

Title:

EXHIBIT “A”

DEFINITIONS

As used in the Master Trade Sale/Repurchase Transaction Agreement (“Master Agreement”) to which this is Exhibit “A,” the following defined terms have the meanings set forth below:

“Acceptance” means a facsimile or other transmission from Merchant to FCStone Financial accepting the terms of FCStone Financial’s Confirmation for a particular Sale/Repurchase Transaction.

“Affiliate” means, in relation to any person, ahy entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person, or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Basis” means the difference at any specific time between the market value of Subject Commodities, FOB at Merchant’s location, and the market price of the Related Futures Contracts on the Exchange.

“Basis Point” shall mean 0.01%.

“Business Day” means a 24-hour period ending at 5:00 p.m. Iowa Time on a weekday on which banks are open for general commercial business in Iowa.

“Confirmation” means the written notice confirming the terms of a Sale/Repurchase Transaction substantially in the form of Exhibit B hereto.

“Custodian” means an entity designated by FCStone Financial to receive and hold warehouse receipts on its behalf, which may include any lender to FCStone Financial.

“Daily Markup Amount” shall mean the price adjustment applied on a daily basis to the Sale Price to determine the Repurchase Price as provided in Section 2.10.

“Deficiency Rate” means a rate of interest, specified as an annual percentage rate, equal to the sum of the Index last published as of the date the rate first begins to accrue plus two hundred (200) Basis Points.

“Eligible Commodities” means grains and oilseeds which are:

(a) On site and in storage within a storage facility operated by Merchant which are eligible to be the subject of a fully valid negotiable warehouse receipt;

(b) Are not the subject of any warehouse receipt other than a receipt issued to FCStone financial;

(c) Owned by Merchant and are transferable free and clear of all liens and encumbrances.

(d) Fully hedged by Merchant by its ownership of the Related Futures Contracts; and

(e) Fully insured against casualty loss while in storage with Merchant.

“Event of Default” means

(a) The failure of Merchant or any Guarantor to make payment as required or perform any obligations (i) under this Master Agreement or under any Confirmation (which Event of Default shall not include a delay in payment that is cured within two (2) Business Days of a demand for payment or any other failure of performance that is cured within ten (10) Business Days of a demand for cure or other corrective action deemed satisfactory by the Performing Party in its sole discretion); (ii) under any Related Agreement, after giving effect to any applicable notice or grace period thereunder, or (iii) under any Sale/Repurchase Transaction

(b) The repudiation by either Merchant or any Guarantor of any obligation (i) under this Master Agreement, any Sale/Repurchase Transaction, or the Confirmation for a specific Sale/Repurchase Transaction; or (ii) under any Related Agreement,

(c) Failure of Merchant to make any required margin deposit in the Futures Account upon call of FCStone, LLC;

(d) Failure of Merchant to make any required deposit of Basis Margin;

(e) Merchant or any Guarantor:

(i)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(ii)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(iii)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(iv)

institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A)

results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(v)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(vi)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(vii)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter,

(viii)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive); or

(ix)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

(f) The merger of Merchant or any Guarantor with any other person or the consolidation of Merchant or any Guarantor with any other person which (i) causes a material adverse change in the financial condition of Merchant or Guarantor or (ii) pursuant to which the entity existing after the transfer, merger or consolidation does not assume the obligations of Merchant or Guarantor by operation of law or otherwise;

(g) The transfer of all or substantially all of the assets of Merchant or any Guarantor;

(h) The loss by Merchant of any of its licenses to store or handle grain or oilseeds; or

(i) The making by Merchant of a materially incorrect or misleading representation or warranty under this Master Agreement or any Related Agreement.

“Exchange” means the exchange on which a Related Futures Contract is traded.

“Futures Account” means, the commodity futures account with FCStone, LLC where the Related Futures Contracts are held. The Futures Account shall be pledged to FCStone Financial to secure Merchant’s obligations under the Master Agreement.

“GAAP” means generally accepted accounting principles, consistently applied.

“Guarantor” means, the person(s), if any, executing a guaranty of any or all of the obligations of Merchant to FCStone Financial relating to purchase or sale of a Sale/Repurchase Transaction pursuant to the Master Agreement.

“Index” shall mean the variable rate defined in each Confirmation as the basis for the determination of the Daily Markup Amount. If no Index is specified in the Confirmation, or if the Index is not available, then, the Index Rate shall be deemed to be the New York Prime Rate as published in the Wall Street Journal.

“Index Rate” shall be the percentage determined and fixed for each month as provided in Section 2.10 by reference to the Index.

“Rate Margin” shall be defined in each confirmation.

“Related Agreement” means any agreement mentioned, referred to, or related to this Master Agreement.

“Related Futures Contract” means the futures contracts used to hedge Commodities subject to any Sale/Repurchase Transaction as specified in a Confirmation. All such contracts shall be held in an account at FCStone, LLC (the “Futures Account”) and shall be pledged to FCStone Financial to secure Merchant’s obligations under this Master Agreement.

“Repurchase Price” means a per bushel/unit amount determined, as provided in the Confirmation and in Section 2.10 of the Master Agreement.

“Repurchase Proceeds” shall mean the cost of repurchase of Subject Commodities computed by multiplying the Repurchase Price times the quantity stated in the Confirmation.

“Sale Price” means the per bushel/unit price of FCStone Financial’s purchase stated in any confirmation.

“Sale Proceeds” means the cost of purchase of Subject Commodities computed by multiplying the Sales Price times the Quantity stated in the Confirmation.

“Subject Commodities” means the Eligible Commodities sold and repurchased in any transaction under this Master Agreement.

EXHIBIT “B”

CONFIRMATION OF TRADE UNDER MASTER SALE/REPURCHASE AGREEMENT

To:		Dated
(“Merchant”)
ATTN:

Pursuant to the Master Sale/Repurchase Agreement entered between FCStone Financial, Inc. (“FCStone Financial”), and                                                                      (“Merchant”), this Confirmation sets forth the specific terms of the Sale/Repurchase Transaction orally agreed to by representatives of the Parties on                                                      ,

Commodity: __________________	Grade: _________________	Quantity:

Sale Price: _____________________ /bushel/unit Sale Date: ____________________

Repurchase Date: _________________________

The Repurchase Price shall be the Sale Price plus a Daily Markup Amount computed as provided in the Master Sale/Repurchase Agreement for each day between the Sale Date and the Repurchase Date based on the following factors:

Index:

Rate Margin:	Basis Points

Related Futures Contract: _____________ Exchange: _______________

NOTICE: IF YOU (MERCHANT) DISAGREE WITH ANY OF THE TERMS IN THIS CONFIRMATION, YOU MUST PROMPTLY NOTIFY FCSTONE FINANCIAL BY BOTH TELEPHONE AND BY FACSIMILE TRANSMISSION. MERCHANT’S FAILURE TO EXECUTE AND RETURN THIS CONFIRMATION OR TO NOTIFY FCSTONE FINANCIAL OF ITS DISAGREEMENT WITHIN ONE (1) BUSINESS DAY OF RECEIVING THIS CONFIRMATION CONSTITUTES THE MERCHANT’S AGREEMENT TO TEE TERMS SET FORTH HEREIN.

FCSTONE FINANCIAL, INC.

Print Name/Title:

Please indicate your acceptance of the above terms by signing below and faxing back to FCStone Financial.

Merchant’s Acknowledgment:

Warehouse Receipt Nos.:

Print Name/Title:

EXHIBIT “C”

SECURITY AGREEMENT, ASSIGNMENT OF ACCOUNT AND ACCOUNT CONTROL AGREEMENT

WHEREAS, the undersigned                                                           (hereinafter called the “Pledgor”), has an account (No.                                                                   ) (the “Account”) with the firm of FCStone, LLC (hereinafter called the “Broker”),

WHEREAS, Pledgor wishes to pledge the Account to FCStone Financial, Inc. (hereinafter called the “Secured Party”) and to perfect the lien of the Secured Party in the Account.

NOW, THEREFORE, it is agreed by and between the parties hereto as follows:

1. As additional security for the obligations of the Pledgor to the Secured Party under the Master Sale/Repurchase Agreement dated as of                                                          , between the Pledgor and the Secured Party and all transactions thereunder (the “Obligations”), the Pledgor hereby grants a security interest in and assigns and transfers to the Secured Party all funds and other property now, heretofore or hereafter deposited into or held in the Account, including any balances which may remain to the credit of the Account upon the closing thereof.

2. Except as provided in this paragraph 2, Broker may comply with orders regarding the Account it receives from Pledgor without further consent by the Secured Party. Upon the occurrence of an event of default by Pledgor under the terms of the Master/Sale Repurchase Agreement, including, without limitation, the failure of the Pledgor to keep the Subject Commodities fully hedged, or to deposit any required margin or Basis Margin, Secured Party shall be entitled to notify Broker that it will henceforth exercise exclusive control over the Account (a “Notice of Exclusive Control”). Upon its receipt of a Notice of Exclusive Control, Broker will cease complying with orders or other directions concerning the Account originated by Pledgor. Pledgor’s responsibility for fully hedging the Subject Commodities and depositing and maintaining all required margins in the Account pursuant to Sections 2.8 and 2.9 of the Master Sale/Repurchase Agreement shall not be affected by a Notice of Exclusive Control.

3. The Secured Party is hereby authorized and fully empowered, without further authority from the Pledgor, to receive any funds that may be due to the Pledgor; and, the Broker is hereby authorized and directed to pay to the Secured Party such funds as the Secured Party shall request or demand of the Broker that may hereafter be withdrawable or payable out of the Account, without the consent of, or notice to, the Pledgor. Notice of such payment shall be sent to Pledgor promptly.

4. The Pledgor hereby constitutes and appoints the Secured Party its true, lawful and irrevocable attorney to demand, receive and enforce payments and to give receipts, releases and satisfactions for all monies payable to the Pledgor with respect to the Account, and this may be done in the name of the Secured Party with the same force and effect as the Pledgor could do had this Security Agreement not been made. Any and all monies or payments which may be received by the Pledgor, to which the Secured Party is entitled under and by reason of this

Security Agreement, will be received by the Pledgor as trustee for the Secured Party, and will be immediately delivered in kind to the Secured Party without commingling.

5. Any sums paid by the Broker from the Account to the Secured Party under this Agreement shall be paid for the account of the Pledgor and applied by the Secured Party to the payment of any indebtedness in respect of the Obligations, including principal and accrued interest, then owing by the Pledgor to the Secured Party. The receipt or receipts of the Secured Party for such funds so paid to it by the Broker shall as to the Broker operate as the receipt of the Pledgor as fully and as completely as if funds had been paid to the Pledgor in person and receipted for by the Pledgor.

6. The Secured Party is hereby authorized and empowered to receive from the Broker, and the Broker is authorized and directed to deliver to the Secured Party, for its information, copies of the following written documents: confirmations of all contracts executed for the Account, monthly statements of the Account, and copies of any written communications pertaining to Account which may be sent to the Pledgor from time to time.

7. As between the Pledgor and the Secured Party, this instrument shall remain in full force and effect until canceled in writing by the Secured Party, or by the Pledgor when and if the Pledgor no longer is indebted to the Secured Party. Any cancellation of this instrument shall be without effect as to the Broker until receipt by the Broker of written notice from the Secured Party advising the Broker of the termination of said Agreement.

8. The Pledgor hereby represents and warrants to the Secured Party that the Account has not heretofore been alienated or assigned.

9. This Agreement shall be binding upon the Pledgor and upon its administrators or assigns, and it shall be binding upon and inure to the benefit of any successors of the Secured Party and the Broker.

10. Broker shall not be liable to Secured Party for complying with orders regarding the Account from the Pledgor that are received by Broker before Broker receives and has a reasonable opportunity to act on a Notice of Exclusive control. Broker shall not be liable to Pledgor for complying with a Notice of Exclusive Control or with orders regarding the Account from the Secured Party, even if Pledgor notifies Broker that Secured Party is not legally entitled to issue the order or Notice of Exclusive Control. This agreement does not create any obligation of Broker except for those expressly set forth in this agreement. In particular, Broker need not investigate whether Secured Party is entitled under Secured Party’s agreements with Pledgor to give an order regarding the Account or a Notice of Exclusive Control.

11. Secured Party may terminate this agreement by notice to Broker and Pledgor. If Secured Party notifies Broker that Secured Party’s security interest in the Account has terminated, this agreement will immediately terminate.

12. All capitalized terms in this Agreement shall have the meanings set forth in the Master Sale/Repurchase Agreement and in the Confirmation for a Specific Sale/Repurchase Transaction unless otherwise defined in this Agreement.

Neither the Secured Party nor any of Its officers, directors, employees or agents shall be liable for any losses to the undersigned which result from the application by the Secured Party of the proceeds of the Account to the Obligations which this assignment secures.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY ‘BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT

Dated this            day of

Pledgor:_________________________________________	Secured Party:___________________________________

By:____________________________________________	By:____________________________________________

Name:__________________________________________	Name:_________________________________________

Title:___________________________________________	Title:__________________________________________

ACKNOWLEDGMENT

To: FCSTONE FINANCIAL, INC.

FCStone, LLC hereby acknowledges receipt of a copy of the above mentioned Security Agreement and Assignment and agrees to abide by the terms and conditions thereof to the extent of its obligations as the Broker described therein. No previous assignment or claims against the Account have been received by the undersigned.

Date:_______________________________

By:

Name:

Title:
Authorized Signer

EXHIBIT “D”

CONSENT TO SALE/SECURITY INTEREST

DATE: __________________________________

__________________________________________(SECURED PARTY)
__________________________________________
__________________________________________

Re: _____________________________________________(MERCHANT)
_____________________________________________
_____________________________________________

Ladies and Gentlemen:

FCStone Financial, Inc. (“FCStone Financial”) may from time to time enter transactions (each a “Sale/Repurchase Transaction”) with eligible Merchants pursuant to which, the Merchant sells commodity inventory to FCStone Financial and agrees to repurchase such inventory from FCStone Financial at a subsequent date.

The purpose of this letter is to set forth, as between you and us, our understanding relative to our respective positions with respect to collateral, which relates to or arises from such Sale/Repurchase Transactions.

In connection with each Sale/Repurchase Transaction, Merchant (i.) will issue to FCStone Financial, or arrange for the party in possession of the related commodities inventory to issue to FCStone Financial, a warehouse receipt covering such commodity inventory, (ii.) may assign to FCStone Financial a related hedge account, and (iii.) will complete such filings and take such other actions that are necessary to ensure that the interests of FCStone Financial in and to the assets to be acquired by it from the Merchant will have priority over the interests of all other creditors of such Merchant.

____________________________(“Secured Party”) has also filed one or more financing statements against the Merchant that cover or may purport to cover all or a portion of the commodity inventory purchased by FCStone Financial in Sale/Repurchase Transactions, the warehouse receipts delivered to FCStone Financial or its designee covering such commodity inventory, the related hedge account, and all substitutions for, replacements, proceeds and products of, and income in respect of the foregoing (each of the foregoing being a “Subject Asset” and collectively, the “Subject Assets”). The Secured Party hereby irrevocably acknowledges and agrees, for the benefit of FCStone Financial, its successors and assigns, that:

1.	The Secured Party shall be deemed to have released its security interest in any commodities which are the subject of a warehouse receipt issued to FCStone Financial as security for performance of the Merchant’s obligations to FCStone Financial, or any other Subject Assets related to such commodities, but not in any proceeds thereof, unless and until such Subject Assets are transferred to the Merchant against full payment to FCStone Financial upon the completion of the relevant Sale/Repurchase Transaction, whereupon the security interest of the Secured Party shall be deemed to have reattached. FCStone Financial acknowledges that, to the extent provided in the Security Agreement with Merchant, the Secured Party shall have a security interest in Merchant’s rights in its agreement with FCStone Financial, provided that nothing herein shall be construed to give Secured Party any greater rights under the Merchant’s agreement with FCStone Financial than those held by Merchant.

2.	Upon any default by the Merchant of its obligations in connection with a Sale/Repurchase Transaction, FCStone Financial or its assignee may take possession of, sell and otherwise deal with the Subject Assets without any notice to the Secured Parry and without accounting to the Secured Party for the proceeds, provided, however, that FCStone Financial will remit to the Secured Party or its designees any proceeds that it may receive in connection with the sale or disposal of Subject Assets to the extent the Merchant is entitled to the same.

3.	Notwithstanding the time, order or method of attachment, perfection, filing or recording thereof; the security interest granted to the Secured Party shall be senior to, Will have priority over, any interest of FCStone Financial in assets of the Merchant other than commodity inventory covered by warehouse receipts delivered or issued to FCStone Financial in any Sale/Repurchase Transaction and related Subject Assets.

If the foregoing is acceptable, please acknowledge this letter in the space provided below and return it to the undersigned at 2829 Westown Parkway, Suite 240, West Des Moines, Iowa 50266-1333. The Merchant, although not a party hereto, has signed below to indicate its confirmation of, and agreement with, the foregoing.

Sincerely,

FCSTONE FLNANCL4L, INC.

By:

Name:

Title:

Agreed to the              day of

SECURED PARTY

By:

Name:

Title:

MERCHANT

By:

Name:

Title:

Address:

Telephone:

Fax No.:

EXHIBIT B

CUSTODIAL AGREEMENT

This CUSTODIAL AGREEMENT (the “Agreement”), dated this 19th day of September, 2003, is made and entered into by and among FCSTONTE FINANCIAL, INC., an Iowa corporation (“FCStone”) and CoBANK, ACB (“CoBank”).

WHEREAS, FCStone and CoBank are parties to a Master Loan Agreement dated as of February 28, 2003 (“MLA”) and an Amended and Restated Uncommitted Revolving Credit Supplement and Promissory Note of even date therewith (“Supplement”; and, together with the MLA and any other instruments, agreements and documents entered into in connection therewith, the “Loan Documents”) whereby CoBank will make loans from time to time secured by negotiable warehouse receipts issued to FCStone as part of the FCStone Commodities Sale/Repurchase Program (the “Repo Program”), which warehouse receipts evidence rights in certain agricultural commodities; and

WHEREAS, CoBank desires to perfect its security interest in the warehouse receipts by taking possession of the warehouse receipts, and to protect and preserve both parties respective rights in and to such warehouse receipts and the goods evidenced thereby.

THEREFORE, CoBank and FCStone agree as follows:

1.	Maintenance of Custody

CoBank will maintain custody and possession of certain warehouse receipts in the name of FCStone which are delivered to it as part of the Repo Program (the “Receipts”).

2.	Purpose and Intent

The purposes of CoBank’s possession of the Receipts is to perfect the lien and security interest of CoBank in said Receipts (and the goods evidenced thereby), while protecting and preserving all of FCStone’s rights, in and to, the Receipts subject to CoBank’s lien. CoBank shall, to the extent consistent with its lien rights, hold the receipts solely for the benefit of FCStone and CoBank and shall at all times comply with the applicable provision of the Loan Documents. Without limiting the generality of the foregoing, CoBank shall timely surrender the warehouse receipts as provided in the Loan Documents, but shall otherwise hold the warehouse receipts in safekeeping and in trust for the purposes as provided in the Loan Documents. CoBank shall have the rights of disposition of the receipts as a secured party upon default as provided in the Loan Documents and applicable law, but shall not otherwise sell, transfer, assign or pledge or otherwise utilize such Receipts (except in connection with the sale of any participation interest in the loan or loans evidenced by the Loan Documents).

3.	Care of Property; Reliance on Instructions

CoBank shall serve as custodian, bailee and agent for the purposes of holding possession of the Receipts on the following terms:

a. CoBank shall at all times maintain Receipts in a separate file to be kept in one central, clearly identified fireproof safe or filing cabinet and restrict access to such documents to persons possessing express authorization for such access.

b. CoBank shall exercise the same care with respect to the Receipts as it exercises with respect to its own property. CoBank assumes responsibility only for loss to any Receipts occasioned by the negligence of, or conversion, misappropriation or theft by CoBank’s agents and/or employees, and then only to the extent of the market value on the date of the discovery of the loss. CoBank, at its option, may insure itself against loss from any cause but shall be under no obligation to obtain insurance directly for the benefit of FCStone.

c. If FCStone is not in default, CoBank shall, to the extent required for FCStone to perform its obligations to sell under its Sale/Repurchase Agreements, either surrender the warehouse receipts to FCStone, or, if so requested by FCStone for a specific Repo Program customer, shall endorse the applicable warehouse receipts to such customer in the name of FCStone and deliver such warehouse receipts to such customer. FCStone hereby appoints CoBank as its attorney-in-fact to endorse warehouse receipts to Repo Program customers in the name of FCStone as provided herein.

d. CoBank, at any time, without any resulting liability to it, may act in reliance on any instructions it believes to be genuine, including instructions by a signed writing (via telecopy or otherwise), by electronic communication or by telephone. CoBank may rely upon any instruction that is in writing if it purports to be signed by a representative of FCStone whose name has been furnished to CoBank as being a designated individual authorized to give such instructions to CoBank on behalf of FCStone (an “Authorized Representative”), without any duty to investigate or confirm the actual authority of such named representative. CoBank is expressly authorized to rely upon any facsimile copy of any written document as if, and to the same effect that, an original executed copy thereof had been received by it from the party purporting to have executed it.

e. CoBank undertakes to perform only the duties expressly set forth in this Agreement, and assumes no responsibility other than for the safekeeping and disposition of the Receipts as provided for herein.

4.	Reporting

On a monthly basis, or as requested, CoBank shall provide to FCStone a master list of such Receipts held in its possession as of a certain date.

5.	Indemnification

FCStone and CoBank each agree to indemnify the other from and hold it harmless against any liability, loss, damages, and/or costs (including reasonable attorneys’ fees) incurred in connection with, arising out of, or in any way related to the performance of the transactions contemplated and relationship established by this Agreement, except that neither FCStone nor CoBank shall be liable for any liability, loss, damages, and/or costs incurred by the other that is determined to be the direct result of acts or omissions on the part of the other constituting negligence or willful misconduct.

6.	Entire Agreement Modification or Amendment

This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior oral or written agreements. No modification of or amendment to this Agreement shall be binding unless in writing and executed by the parties.

7.	Termination

This Agreement shall continue until the expiration or termination of the Master Loan Agreement.

8.	Severability

If any provision of this Agreement is held to be unenforceable by a court of competent jurisdiction, the other terms and provisions shall not be affected and shall remain if full force and effect.

9.	Rights and Remedies

The rights and remedies conferred on the parties shall be cumulative and the exercise or waiver of any right or remedy shall not preclude or inhibit the exercise of any additional rights and remedies.

10.	Headings

Headings are for reference purposes only and shall not be construed as part of this Agreement.

11.	Notices

All notices shall be given to the party entitled to receive notices as provided in the Master Loan Agreement.

12.	Applicable Law

Except to the extent governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the laws of the State of Iowa, without reference to choice of law doctrine.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first shown above.

FCStone Financial, Inc.

By:
Title:
Date:

CoBank, ACB

By:
Title:
Date: